Lease Agreement

Number 875 of the Register of Authors 2002

Negotiated

September 26th, 2002

Place: 39112 Magdeburg, Humboldtstrasse 2

The following persons appeared before me,

the undersigned notary
Peter Krolopp

with seat at 39112 Magdeburg, Humboldtstrasse 2

1. Mrs. Solveig Förster née Bahr, born November 6th, 1973
home address: 39116 Magdeburg, Hansapark 45

is not acting in his own name but on behalf of the company

GSA Grundstücksfonds Sachsen-Anhalt GmbH,
Kantstrasse 5 in 39104 Magdeburg

- hereafter called **"GSA"** or **"Lessors"** -

conditional upon the required declaration of authorization, which has to be submitted to the acting notary in land register form and which is to be deemed as received by the contracting parties and shall become effective when received by the notary.

2. Mr. Wolf-Dieter Kothe,
business address: 39104 Magdeburg, Kantstrasse 5

is not acting in his own name but as an agent of the company

MFC Aluminiumfolie Merseburg GmbH,
August-Bebel-Strasse 1 on 06217 Merseburg

subject to the submission of the required authorization, which is to be deemed as received by all participants and shall become effective when received by the notary

- hereafter called "Lessees" -

identified by his/her official ID-card with photograph.

By means of accessing the commercial register at the local court Magdeburg on September 16th, 2002 I certify that the company GSA Grundstücksfonds Sachsen-Anhalt GmbH is registered as HR B 8973 and that Mr. Klaus-Dieter Theise and Mr. Willy Kus are the company's acting managing directors with joint right of signature.

1. **Introduction**

1.01. In accordance with the duties of the "Treuhand" of the State of Saxony-Anhalt, GSA has purchased ownership in the land and the movable and immovable assets of FWM Folienwerk Merseburg GmbH i.I. GSA acts in its own name but on behalf and on account of the State of Saxony-Anhalt.

1.02. Folienwerk Merseberg GmbH i.I ("FWM") operated a foils roll mill consisting of a roll work ("Roll Work) and a processor ("Processor") in Merseberg until [*].

1.03. The Lessor has entered into the lease agreement for the part area belonging to the processor and its movable and immovable assets concluded by the receiver with Flex-Team GmbH Flexible Verpackungen" ("Flex-Team").

2. **Subject Matter of the Lease Agreement**

2.01 The commercial area leased shall be a part of the company property situated in Merseburg, August-Bebel-Straße 1. Subject of this lease is the area marked in yellow below (see site plan Attachment 1) not measured being part of site no. 272, court registration, city of Merseburg, page 8413, no. 1 and the other 2 sites mentioned below. In detail it refers to the sites indicated in the site plan, Attachment 1, as follows:

Place of court:	Merseburg
Registration:	Merseburg

Page		8413		
No.	Field	Field area	sqm	Use and location
1	25	272	24,251	building area
1	25	123	67	building area
1	25	276	20	building area

The area leased covers the plots 123 and 276 as well as a partial area of 17,911 sqm on plot 272 well known by the contracting parties with regard to its location and area coloured in Appendix 1. This is indicated. And it was submitted to the persons present. The partial area is indicated in the Attachment in yellow

None of the parties shall be entitled to demand any alteration to the lease if deviations from the above-stated sizes of the object of lease appear at any subsequent surveying.

Inventory, accessories. The property areas described under 2.01 shall be leased together with the moveable and immovable assets in accordance with the **appendix 2**. In particular all inventory and accessories to be found on the leased site and in the leased rooms which have been brought in, even if these are not listed individually on the inventory list, are part of the lease. This inventory list has been mentioned and is part of this record. The parties renounce to have it read; it had been submitted to them, it was initialled by them on each page and signed on the last page. It has also been referred to the text on page 9 of the Appendix after the diagram. The text has been read for the persons present and has been approved by them.

2.02 **Technical and official requirements.** The Lessor shall hand over the object of lease in a condition fundamentally suitable for the purpose of lease. Any approvals concerning the leased rooms which may become necessary shall be obtained by the Lessee at his own expense, any future official requirements etc. shall be fulfilled at his own expense inasmuch as these are based on circumstances or law changes which take place after conclusion of this agreement. The object of lease may only be used with all officially necessary approvals and on adherence to all official requirement and other provisions under public law.

2.03 **Measuring consumption.** The lessee undertakes to make sure that, as soon as possible, by 31 January, 2003 at the latest, all metering devices necessary for measuring the consumption costs shall be installed so that consumption can be metered. The costs of installation of the consumption metering devices shall be borne by the Lessor. On the condition that he reaches an agreement with the user of the neighbouring part of the site (at present Flex-Team), the Lessee shall be entitled to cut off the power and gas supply from this part of the site.

2.04 **Access, traffic security:** The Lessee is obliged to secure the access ways – inasmuch as mutually used with Flexium, with it joint and severally (at a share of two thirds) – and to take over the maintenance costs in accordance with the regulations of this agreement within the area of the object of lease. The Lessee shall make sure that any securing measures are adhered to at the location at his own.

2.05 **Utilities supply:** The Lessor shall provide the existing facilities which he or FWM operates and maintains for the supply and disposal of the object of lease with electric energy, water and sewage. The Lessee shall conclude his own supply and service agreements with the companies responsible for supply and disposal at the location. The costs for the installation of the lines to the supply water and sewage, and for the electric cables which are on the site or whose installation/conversion are initiated by the Lessee, shall be borne by the Lessee. For this, the written approval of the Lessor shall be required but cannot be denied without good cause. Connection and opening up costs and development contributions of a public nature, even one-off ones, shall be borne by the Lessee. If measuring installations for the supply power are missing in the object of lease, the Lessee shall take over their installation and operation at his own costs.

3 Use of Object of Lease, Assignment

3.01. The Lessee shall operate a roll work on the object of lease, on its own account and at its own expense including the costs for maintenance, technical monitoring and inspection. The Lessee shall be entitled to alter the type of the operation of business if necessary completely. Any alteration shall require the written approval of the Lessor who may only deny it for good cause. There is no obligation towards the Lessor to operate a roll work or any another business. The costs for any alterations shall be borne by the Lessee.

3.02. Subleasing is permitted and requires the written approval of the Lessor who may only deny it for good cause.

3.03. The Lessee shall be entitled to transfer any rights and obligations from this agreement or to leave it over free of charge to an associated company or a company dependent on an associated company. Such transfer shall require the written approval of the Lessor who may only deny it for good cause.

3.04. The Lessee shall be entitled to attach external advertising. This right shall include the approval according to the building law regulations, which shall be applied for by the Lessee on his own costs. On termination of the lease relationship and the building being cleared, however, the Lessee shall restore the original condition as far as this concerns the advertising.

4 Waste and Remnant Scrap

4.01. The Lessee shall dispose of the waste and remnant scrap arising through his commercial activities at his own expense. In the case of disposal required to be verified, verification of disposal shall be presented to the Lessor. In the case of incorrect disposal, the Lessee shall be liable for all claims resulting no matter of which type. Utilisation by the Lessor/property owner is excluded.

5 Commencement and Term of the Agreement, Hand over

5.01. The Lease Agreement shall be concluded firmly for 8 years. The lease relationship shall commence on 1/10/2002 and shall terminate on 30/09/2010 if it is not extended or terminated prematurely according to the stipulations of this agreement. The lease agreement can only and exclusively be terminated by the Lessee, abiding by a termination period of three months, after expiry of the fifth year of lease, on 30/09/2007. If the lease agreement is not terminated by either party abiding by a period of six months, by the 30/09/2010, the lease agreement shall be regarded as having been concluded for an indefinite period and can be terminated by each party, abiding by a period of 6 months, with effect from the expiry

of the lease year concerned. Termination shall be carried out in writing. For correct adherence to the termination date, it is not the despatch but the arrival of the termination which is decisive.

5.02. On the object of lease being returned, the parties shall prepare a record on the basis of the construction status description obtained by the Lessee before conclusion of the agreement of IBA GmbH Dessau dated 21 August, 2002 (**"construction status description"**) and the inventory and machine condition description of Achenbach Buschhütten GmbH dated 11 September, 2002(**"machine condition description"**) (together regarded as the **"status descriptions"**) which describes the objects and the condition of the object of lease. Deviations in the condition of the object of lease on being handed over shall be put into the record.

5.03. The right of both contractual parties to terminate the lease relationship for good cause is not affected. Termination shall be carried out in writing. For the Lessor, good cause arises in particular if the Lessor is in default with payment. Default in payment entitling exceptional termination is evident if the Lessee is in arrears with more than two months' lease. In the case of exceptional termination on the part of the Lessor, the Lessee shall replace the lost lease arising until expiry of the agreed period of lease.

6 Lease

6.01. The lease for the object of lease is composed of the monthly basic amount ("basic lease") and the lump-sum for ancillary costs which is not calculated (together "lease"). The lump-sum for ancillary costs includes all apportionable costs according to appendix 3 of section 27 of the 2nd Calculation Ordination (appendix) including insurance costs according to no 8.01 of this agreement inasmuch as these are not borne directly by the Lessee. The Lessor reserves the right to apportion any further operating and ancillary costs apportionable according to legal regulations.

6.02. The basic lease shall amount to EUR 17,500 per month. No VAT shall be charged on the basic lease. Alongside this, the Lessee shall pay the lump-sum ancillary costs of at present EUR 4,000 per month. The Lessee is entitled within 4 weeks of concluding the agreement to receive information about the breakdown of the ancillary costs.

6.03. The Lessor is entitled to adjust the lump-sum ancillary costs annually inasmuch as these are no longer sufficient to compensate the advance payments of the Lessor and these short fall of 100.00 EUR. The Lessor shall present his demand for adjustment at least 4 weeks previously in writing and break down the individual items contained in this lump-sum.

6.04. **Lease payment.** The lease shall be paid monthly cost-free at the latest by the 3rd working day of the month to the account no. [122 037 948] at Norddeutsche Landesbank Magdeburg, bank code BLZ [250 500 00] stating the file no. "[8530-2690-50 021]". Decisive for timely payment is the lease being credited to the Lessor's account.

6.05 **The payment of the lease shall be free of value added tax.**

6.06 The lease shall be altered on 1/10 of each year, for the first time on 1/12/2008 by the same amount by which the cost of life index published by the Federal Office for Statistics for all private households in Germany (starting basis 1991 =100) or the replacement or successor index of which has been altered over the status at the beginning of the lease relationship or over the status on the previous 01/10. The Lessee shall owe the altered lease automatically, i.e. without any requirement of the Lessor to give notice, on each 1/10. Default only exists, however, under the conditions stated in the following.

In the case of increase the Lessor, in the case of the decrease the Lessee shall give notice of the alteration presenting his calculation. If such notice is not given or not given in good time, these shall not mean any waiver of adaptation. The altered lease shall be paid retroactively: any reduced amount shall be refunded retroactively. The parties shall only come into arrears however after the payment period stated on the reminder of the already received invoice.

It is known to the parties that this stable value clause can require the approval of the Federal Economics Office to be effective. The approval shall – inasmuch as it is required - be obtained by the Lessor. If the clauses are not approved, the parties undertake, on 1/10 of each year, for the first time, however on 1/10/2008 to conclude an agreement concerning the adaptation of the lease which corresponds to the adjustment in the cost of living index.

If the cost of living index agreed here is no longer continued, then a cost of living index shall be regarded as valid which is comparable with the index agreed here. The Lessor is entitled to nominate the index concerned and make the calculation in a suitable manner. Section 315 BGB is applicable here.

6.07 **Default in payment.** In the case of default in payment on the part of the Lessee, the Lessor can levy 5.00 EUR as a lump-sum reminder fee for each reminder The Lessee shall owe the default interest amounting to 5% above the basis level of the European Central Bank.

6.08 **Lien.** The Lessee shall hand over the Lessor a list of the objects brought onto the site leased by 31 October, 2002, which also indicates which objects have been seized or mortgaged or are under reservation of ownership of third parties. The Lessee shall immediately inform the Lessor of further seizures of objects brought in.

6.09 **Surety.** The Lessee is obliged to make a surety over to the Lessor in the form of an unqualified, unlimited and irrevocable absolute guarantee from a major European bank amounting to EUR 52,500 by 31/10/2002 for which the right of plea of voidability or subjectivity to set-off and deposit is excluded. The bond shall be paid to the Lessor on first demand. If the Lessor has not received the amount on the date stated, the Lessor can terminate the agreement without notice. The bond shall serve the Lessor as a surety for all demands possibly resulting from the lease relationship.

6.10 **Right of reduction or retention.** The Lessee cannot setoff the lease with a counter demand which is not legally established or not recognised as being lawful by the Lessor and not exercise any right to reduction or retention.

7 Maintenance, Repair, New Acquisitions

7.01. The Lessor shall have the obligation to maintain his whole estate and therefore the obligation to replace the inventory in case of perishing or loss. The Lessee shall have the obligation for conservation, namely maintenance and improvement even in the case of customary wear and tear. The current decorating in the leased rooms can be carried out by the Lessee according to his own wishes. No particular rotation shall be agreed.

7.02. New acquisitions, maintenance and repairs shall be carried out only within the framework of correct management. Falling or damaged pieces of the inventory shall only be replaced by the Lessee if it is his own fault. If the Lessee intends to scrap any part of the moveable asset which he has leased, he shall inform the Lessor in advance and pay him the return from scrapping. The Lessor reserves the right to carry out the scrapping himself. Any new acquisitions becoming necessary shall only be acquired at the expense of the Lessee and on his account and shall become his property. Otherwise, the Lessee is not authorised to take charge of the leased objects.

7.03. It is made clear that the Lessee is only responsible for eliminating environmental stress which he has created himself.

7.04. Moveable goods their repair and other maintenance, which, if reasonable commercial principles are applied, require unreasonable trouble do not need to be repaired or replaced. The same is the case for such parts of the object of lease (site, building, inventory) which are not necessary for the operation of the roll work. The obligation for conservation (conservation of the structure, maintenance, repairs etc.) of the Lessee is, in addition, limited to the condition at present.

8. Insurances

8.01. At the expense of the Lessee, the Lessor shall include the leased asset in his insurance at new value for the risks of fire, water and storm. The assets in the possession of the Lessee is not insured within the framework of this insurance. The Lessor is obliged to use all compensation in accordance with their purpose for the object of lease.

8.02. The Lessee undertakes further on commencement of the agreement to provide for sufficient company liability and interruption of operation insurance in particular for the goods used and stored by him in the object of lease and the risks which these goods cause, here in particular for the case of the storage of materials which endanger water and working with radiation. The cover shall be agreed mutually. The

Lessee shall verify the insurance by means of insurance certificates (issued by the insurance company) in presenting these to the Lessor by 30/10/2002.

8.03. The Lessor shall have the right to exceptional termination for the case that the Lessee does not have sufficient insurance or the insurance no longer exists due to unpaid premiums.

8.04. If damage is less than the cover of a property insurance of the Lessor, he shall refund the Lessee the elimination of loss cost within the framework of this cover if the Lessee gives the Lessor comprehensive notice of the damaged product, including verification of the cost, in good time and the insurer recognises the damage notified as being worthy of compensation, and the Lessee has verifiably undertaken elimination of loss. In addition, the elimination of loss cost shall be paid out to the Lessee when he has attended to the damage effectively. The Lessor reserves the right to make payment in instalments and the check the meaningful use or demand verification of this.

9. Liability

9.01. The condition of the object of lease is known to the Lessee. The object of lease shall be leased with no guarantee for liability for size or profitability. The Lessor shall not be liable for material deficiency. He assures, however that he has no knowledge of any significant or concealed defects.

9.02. Further, the Lessor shall not be liable for the condition of the buildings forming part of the object of lease. The Lessee has inspected the object of the agreement before conclusion of the lease agreement. The Lessee recognises that this condition conforms to the agreement.

9.03. The Lessee shall bear the risk of premature termination of the agreement for the case that its use is made impossible through damaging natural events or fire or through third parties. In these cases, the Lessee shall have the right of exceptional termination. This shall be asserted within 14 days after final impossibility of use has occurred. The termination period shall be two months.

9.04. The Lessor shall accept no liability whatsoever for objects of any type brought in by the Lessee or for agreement documents or persons brought in connection with these.

9.05. Liability, independent of responsibility, for defects existing on conclusion of the lease agreement is excluded.

9.06. With respect to possible pollution, i.e. contamination of the object of lease, the parties agree the following;

(a) If the Lessor is subject to claim by third parties for contamination which has arisen after the object of lease was handed over (fixed day) or has been caused by the Lessee, the Lessee shall release the Lessor from these claims.

(b) If the Lessee or his bodies is subject to claim by third parties for contamination which has arisen before the fixed date or after termination of the lease agreement and return of the object of lease, the Lessor shall release the Lessee from such claims.

(c) Legal claim to compensation according to BbodSchG is excluded. The statutory claim to compensation according to BbodSchG is excluded. This exclusion shall also extend to claims for compensation which could arise for the Lessor towards third persons who are connected with the Lessee.

10. Alterations by the Lessor

10.01. The Lessor may carry out improvements, modernisation and other alterations which become necessary for conservation of the building or the rooms of the object of lease or for the aversion of threatening danger or for the removal of damage without the approval of the Lessee.

10.02. Improvements, modernisation and other alteration which, although not necessary are meaningful shall require the approval of the Lessee.

10.03. The Lessee shall keep the rooms, areas etc. concerned accessible as far as this is necessary for carrying out improvement, modernisation or other alterations according to the regulations above. The measures may not be hindered or delayed by the Lessee.

11. Alterations by the Lessee

Alterations by the Lessee, for example conversions and build-ins, installations and other alterations to the object of lease within the framework of correct management of the object of lease and inventory shall require the previous written approval of the Lessor. Approval may only be refused for good cause. The Lessee shall be responsible at his own expense for the public permissibility of the construction measure etc and for obtaining official approvals and the fulfilment of official requirements. The Lessee shall be liable for damage arising through the alterations carried out by him even if he had the approval of the Lessor.

12. Entry to the Object of Lease by the Lessor

12.01. The Lessor and his authorised representatives shall have the right to enter the object of lessee during business hours to inspect its condition after previous arrangement and with a person nominated by the Lessee.

12.02. In the case of danger, the Lessor or his authorised representatives shall have the right of entry at any time of the day or night.

12.03. If the Lessor wishes to sell or lease the property after expiry of the lease period and if the Lessee has not yet exercised the right to purchase, the Lessor or his authorised representative may enter the object of lease together with the persons interested in purchasing during business hours and after previous announcement and with a person nominated by the Lessee.

13. Termination of the Lease Relationship

13.01. On termination of the lease relationship, the object of lease shall be returned in a condition which is comparable to that as at the commencement of the lease. Such buildings or parts of building or such inventory are excepted from this which, according to the provisions of the lease agreement, cannot be conserved.

13.02. Alterations, installations, build-ins can or on demand by the Lessor shall be removed again and the original condition restored at the expense of the Lessee on termination of the lease relationship, unless the Lessor had agreed to these alterations. The Lessor can, however, demand that the alterations etc. are left behind on termination of the lease relationship against payment of the market value or the value improvement.

14. Relationship the Neighbouring Site

14.01. The Lessee shall be obliged to maintain a trusting co-operation with the tenant of the neighbouring site or part of the site (Processing). In particular, the Lessee is obliged to reach understanding with the tenant, if this has not yet taken place, for the use of the traffic areas and the mutually required installations. The Lessor shall impose the same obligation on the tenant.

14.02. The Lessee is obliged to supply the tenant of the Coloration and Processing area with heat through the heating house situated on his leased land. He undertakes to calculate the costs arising towards the other tenant according to the share of use and agree with the tenant correspondingly until actual consumption can be determined through the installation of suitable measuring instruments.

14.03. The administration building located on the property part of the Processing can be used by the Lessee at no cost as long as this is necessary for business reasons. The areas to be used shall be demarcated between the Lessee and the tenant of the Processing according to good faith. The division by floor according to roll work area and processing area shall be completed by 31/12/2002 and taken down in a supplement to the Lease Agreement.

14.04. The Lessee shall agree with Flex-Team consensually about the use of the laboratory rooms.

14.05. The parties agree further that, in accordance with no. 15. (6) (7) of the lease agreement between the Lessor and Flex-Team, Flex-Team is obliged to supply the tenant of the roll work with products from the glue lining area at prices at which other customers of the tenant (scil. Flex-Team) buy as long as the tenant of the roll work (scil. Nowco) does not deliver the products purchased to the same customers as the tenant (scil. Flex-Team). In addition, in accordance with no. 15 (6) (7) of the lease agreement

between the Lessor and Flex-Team, the administration building of the landlord/operator of the roll work (scil. Newco) can continued to be used in this manner free of charge as long this is necessary for operational reasons. The areas to be used are to be demarcated between the tenants (scil. Flex-Team) and the tenant of the roll work (scil. newco) according to good faith. Division shall made by the floor between the roll work and the processing area ... "

14.06. In the case of dispute between the Lessee and other tenants of the operating building, the Lessor shall decide bindingly and finally after hearing those involved. The Lessor is obliged in his decision to take into consideration the economic interest of all tenants concerned.

14.07. If the lease relationship between the Lessor and Flex-Team is terminated no matter for what reason, the Lessee shall have the right to demand that the object of lease leased at present to Flex-Team be included in this lease agreement at the lease which was paid by Flex-Team, otherwise at the conditions of this agreement within 14 days after notice having been given by the Lessor. The Lessor is obliged to give notice to the Lessee. The above option for inclusion in the lease agreement shall only not apply if the lease relationship with Flex-Team terminates on the basis of exercise of a purchase option by Flex-Team.

14.08. As long as the existing lease relationship between the Lessor and Flex-Team terminates and Flex-Team does not make use of the option for purchase given to it, the Lessee shall have a pre-emptory right which economically and in content corresponds to the purchase option of Flex-Team.

15. Miscellaneous

15.01. The Lessee shall give the Lessor notice without delay if changes in matters important for the lease relationship ensue.

15.02. If the address of the contractual parties change, this is to be notified to the other party without delay. The same is the case for changes in the trade permit.

15.03. The place of jurisdiction for all disputes resulting from this agreement shall be the place of the seat of the Lessor, unless compelling legal regulation are opposed to it.

15.04 Alterations and supplements to the agreement shall be carried out in writing.

15.05 This Lease Agreement shall be set under the condition precedent that the purchase agreement concluded on September 20, 2002 between the Lessor and the receiver of FWM Folienwerk Merseburg GmbH and notarized by notary Krolopp, Magdeburg (UR No. 863) covering the purchase of the tangible and intangible assets of FWM and the purchase of the tangible assets from the Sparkasse Leasinggesellschaft by the Lessor come into effect.

16 Safeguarding Clause

If individual provision of this agreement are or become ineffective, the effectiveness of the remaining provisions shall not be affected. The ineffective provision shall then be replaced by a permissible provision which most closely approaches the economic and legal content of the ineffective provision.

17

This Lease Agreement shall be in legal connection to the Purchase Option Agreement concerning UR 874/02 of the representing notary.

This record was read out to the appeared by the notary public in the presence of the acting notary, approved by them together with all appendixes and signed by them and the notary public in their own handwriting as follows:

signed Köthe
signed Förster
signed Radke, acting notary